DIME COMMUNITY BANCSHARES, INC. POSTS STRONG QUARTERLY EARNINGS
Quarterly EPS of $0.33; $183 million of Deposit Growth

Brooklyn, NY – April 23, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended March 31, 2015.  Consolidated net income for the quarter ended March 31, 2015 was $11.8 million, or $0.33 per diluted share, compared to $12.0 million, or $0.33 per diluted share, for the quarter ended December 31, 2014, and $10.0 million, or $0.28 per diluted share, for the quarter ended March 31, 2014.
The quarter ended March 31, 2015 featured several significant income and expense items that were non-recurring in nature. A curtailment of certain postretirement defined benefits generated a $3.4 million pre-tax reduction to the salaries and benefits component of non-interest expense. A pre-tax gain of $1.4 million was recognized in non-interest income on the sale of approximately $25 million of mortgage-backed securities, and offsetting additional interest expense of $1.4 million was recognized on the prepayment of a single $25 million Federal Home Loan Bank of New York advance. These three items produced a net increase of $1.9 million, or $0.06 per diluted share, in after-tax earnings for the period.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We began the 2015 fiscal year on a positive track by posting a second consecutive quarter of $0.33 (diluted) earnings per share, recognizing growth in our core net interest margin (adjusted for the impact of prepayment income and expense items), adding $182.6 million in deposits and originating $273.1 million in loans."
Mr. Palagiano continued, "The Company recently established an annual asset growth target of 12% for the year ending December 31, 2015. Should the reduced loan amortization and prepayment levels experienced in the most recent quarter persist, we can readily remain selective in our lending activities and successfully achieve our desired growth target."
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Net interest margin ("NIM") was 2.80% during the quarter ended March 31, 2015 compared to 3.02% during the December 2014 quarter, and 3.06% during the March 2014 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, increased the Company's NIM during each of the reporting periods presented.  Loan amortization and prepayments ran significantly lower during the March 2015 quarter than during the December 2014 quarter.  For the first quarter 2015, income from prepayment activity was $2.3 million, or 22 basis points of impact upon NIM, compared to $3.7 million, or 35 basis points of impact upon NIM, during the quarter ended December 31, 2014. In addition during the March 2015 quarter, the NIM was adversely impacted by 12 basis points as a result of $1.4 million in additional interest expense recognized from the prepayment of a Federal Home Loan Bank of New York advance.  The "core" NIM, which excludes the impact of these prepayment income and expense items, increased from 2.67% during the December 2014 quarter to 2.71% during the March 2015 quarter, caused primarily by a reduction of 10 basis points in the average cost of interest bearing liabilities.  Core NIM for the March 2014 quarter was 2.79%.
As mentioned in the Company's previous earnings release, the core NIM is not expected to fluctuate significantly as long as the current interest rate environment remains in effect.
The average cost of funds declined by 10 basis points from the December 2014 to the March 2015 quarter, reflecting a 32 basis point reduction in the average cost of borrowings, as funding costs continued to remain at historically low levels.
•	Net Interest Income
Net interest income was $30.1 million in the quarter ended March 31, 2015, down $1.6 million from $31.7 million reported in the December 2014 quarter, and $161,000 from the $30.3 million reported in the March 2014 quarter. The reductions from both the December 2014 and March 2014 quarters resulted from the $1.4 million of additional interest expense from the borrowing prepayment, and a reduction in prepayment related income recognized as a component of real estate loan interest income during the March 2015 quarter, as loan prepayment activity moderated during the March 2015 quarter.
•	(Credit) Provision/Allowance For Loan Losses
A recapture of a portion of the allowance for loan loss reserve resulted in a credit, rather than a charge, to earnings in the March 2015 quarter of $172,000, due primarily to a lower loss expectation applied to problematic loans.
•	Non-Interest Income
Non-interest income was $3.3 million for the quarter ended March 31, 2015, an increase of $706,000 from the December 2014 quarter. The increase resulted primarily from the $1.4 million gain on the sale of mortgage-backed securities recognized in the March 2015 quarter, which exceeded a gain of $1.0 million recognized on the sale of investment securities in the December 2014 quarter. Excluding the impact of the non-recurring gains or losses on sales of securities, non-interest income was $1.8 million during the March 2015 quarter, up from $1.6 million in the December 2014 quarter due to higher loan-related fee income.
•	Non-Interest Expense
Non-interest expense was $13.9 million in the quarter ended March 31, 2015, net of a $3.4 million benefit (reduction to expense) from the curtailment of post-retirement health benefits. Excluding the curtailment benefit, non-interest expense was $17.3 million in the March 2015 quarter. Salaries and benefits are commonly higher in the first quarter of each year due to both the full impact of FICA taxes, and adjustments related to the annual executive officer incentive compensation.

Excluding the curtailment benefit, non-interest expense was 1.53% of average assets during the most recent quarter, compared to 1.38% during the December 2014 quarter. The efficiency ratio approximated 52% during the March 2015 quarter excluding the curtailment benefit.
•	Income Tax Expense
The effective tax rate approximated the 40% forecasted level during the most recent quarter.  Excluding the unfavorable impact of the curtailment benefit, the effective tax rate would have approximated 39%, as a combination of additional tax strategies and recent tax law changes reduced the consolidated effective tax rate below the forecasted 40% level.
Management's Discussion of the March 31, 2015 Balance Sheet
Total assets were $4.58 billion at March 31, 2015, up $86.2 million, or 1.9%, from December 31, 2014.
•	Real Estate Loans
Real estate loan net portfolio growth was $115.7 million for the quarter.  Real estate loan originations were $273.1 million, at a weighted average interest rate of 3.19%.  Of this amount, $102.1 million represented loan refinances from the existing portfolio.  Approximately 74% of the loans originated during the quarter contained repricing terms of 5-years or less.  Loan amortization and satisfactions totaled $155.5 million, or 14.9% (annualized) of the quarterly average portfolio balance, at an average rate of 4.27%.  The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended March 31, 2015 was 3.79%, compared to 3.85% during the December 2014 quarter and 4.00% during the March 2014 quarter.
•	Credit Summary
Non-performing loans were $6.4 million, or 0.15% of total loans, at March 31, 2015, relatively unchanged from December 31, 2014. Accruing loans delinquent between 30 and 89 days were $1.2 million, or 0.03% of total loans, at March 31, 2015, down slightly from the levels at December 31, 2014.
At March 31, 2015, the Bank also had $9.2 million of troubled debt restructured loans that remained on accrual status and were deemed performing loans.
The allowance for loan losses as a percentage of total loans declined from 0.45% at December 31, 2014 to 0.43% at March 31, 2015 due to a reduction in the estimated reserves on problematic loans.
At March 31, 2015, non-performing assets represented 2.1% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 10).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Deposits increased by $182.6 million during the most recent quarter, reflecting net growth of $172.6 million in money markets and $9.5 million in non-interest bearing checking balances.
Total borrowings declined $125.0 million during the March 2015 quarter.  Shorter-term Federal Home Loan Bank of New York advances were reduced $100.0 million, as the Company utilized deposits to fund asset growth during the period. During the March 2015 quarter, the Company also utilized the proceeds from the sale of mortgage-backed securities to prepay a $25.0 million, 4.27% fixed-rate advance that was due to mature in August 2016.
•	Capital
During the March 2015 quarter, the Bank and Company commenced compliance with the Basel III capital rules. The consolidated leverage ratio (Tier 1 capital to average assets) was 10.81% at March 31, 2015, well in excess of all required levels (inclusive of conservation buffer amounts) stated in the Basel III capital rules.
The Bank's leverage ratio (Tier 1 capital to average assets) was 9.24% at March 31, 2015, down from 9.64% at December 31, 2014, due to the growth in assets during the most recent quarter. The Bank's "Tier 1" and "Total" capital ratios were 12.43% and 12.98%, respectively, at March 31, 2015, also well in excess of the most stringent requirements stated under Basel III.
Reported diluted earnings per share exceeded the quarterly cash dividend rate per share by 136% during the quarter ended March 31, 2015, equating to a 42% payout ratio. Additions to capital from earnings during the most recent quarterly period enabled tangible book value per share to increase $0.20 sequentially during the most recent quarter, to $11.40 at March 31, 2015.
Outlook for the Quarter Ending June 30, 2015
At March 31, 2015, Dime had outstanding loan commitments totaling $246.7 million, all of which are likely to close during the quarter ending June 30, 2015, at an average interest rate approximating 3.22%. Loan prepayments and amortization are currently projected to run in the 15% - 20% range during 2015.
The Company has a balance sheet growth objective approximating 12% for the year ending December 31, 2015. Management currently expects to utilize retail deposits to fund much of this growth.
Deposit funding costs are expected to remain near current historically low levels through the June 2015 quarter. The Bank has $136.8 million of CDs maturing at an average cost of 1.05% during the quarter ending June 30, 2015.  The current offering rate on 12-month term CDs approximates 40 basis points.  During the quarter ending June 30, 2015, the Bank has $205.0 million in borrowings due to mature at an average cost of 0.86%.
Loan loss reserve provisions or credits will likely depend upon annualized loan portfolio growth, incurred and anticipated losses, and the overall performance of the loan portfolio.
Non-interest expense is expected to approximate $16.5 million during the June 2015 quarter, as strategic technology and infrastructure initiatives planned for 2015 are expected to elevate operating costs from their 2014 level.
The Company projects that the consolidated effective tax rate will approximate 39.0% in the June 2015 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.58 billion in consolidated assets as of March 31, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	March 31,	December 31,
	2015	2014
ASSETS:
Cash and due from banks	$ 79,149	$ 78,187
Investment securities held to maturity	5,326	5,367
Investment securities available for sale	3,846	3,806
Trading securities	8,747	8,559
Mortgage-backed securities available for sale	485	26,409
Federal funds sold and other short-term investments	250	250
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	70,982	73,500
Multifamily and loans underlying cooperatives (1)	3,392,472	3,292,753
Commercial real estate	763,591	745,463
Construction and land acquisition	-	-
Unearned discounts and net deferred loan fees	6,060	5,695
Total real estate loans	4,233,105	4,117,411
Other loans	1,612	1,829
Allowance for loan losses	(18,237)	(18,493)
Total loans, net	4,216,480	4,100,747
Premises and fixed assets, net	24,485	25,065
Federal Home Loan Bank of New York capital stock	52,782	58,407
Other Real Estate Owned	148	18
Goodwill	55,638	55,638
Other assets	136,013	134,654
TOTAL ASSETS	$ 4,583,349	$ 4,497,107
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 197,102	$ 187,593
Interest Bearing Checking	76,449	78,430
Savings	373,730	372,753
Money Market	1,267,290	1,094,698
Sub-total	1,914,571	1,733,474
Certificates of deposit	927,863	926,318
Total Due to Depositors	2,842,434	2,659,792
Escrow and other deposits	114,476	91,921
Federal Home Loan Bank of New York advances	1,048,725	1,173,725
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	40,978	41,264
TOTAL LIABILITIES	4,117,293	4,037,382
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,886,219 shares and 52,871,443 shares issued at March 31, 2015 and December 31, 2014,respectively, and 36,849,795 shares and 36,855,019 shares outstanding at March 31, 2015 and December 31, 2014, respectively)	529	529
Additional paid-in capital	254,750	254,358
Retained earnings	433,863	427,126
Accumulated other comprehensive loss, net of deferred taxes	(9,597)	(8,547)
Unallocated common stock of Employee Stock Ownership Plan	(2,487)	(2,545)
Unearned Restricted Stock Award common stock	(2,572)	(3,066)
Common stock held by the Benefit Maintenance Plan	(9,164)	(9,164)
Treasury stock (16,036,424 shares and 16,016,424 shares at March 31, 2015 and December 31, 2014, respectively)	(199,266)	(198,966)
TOTAL STOCKHOLDERS' EQUITY	466,056	459,725
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,583,349	$ 4,497,107

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Interest income:
Loans secured by real estate	$ 41,788	$ 42,897	$ 40,861
Other loans	24	25	25
Mortgage-backed securities	181	207	248
Investment securities	169	286	70
Federal funds sold andother short-term investments	650	556	522
Total interest income	42,812	43,971	41,726
Interest expense:
Deposits and escrow	5,220	5,002	4,621
Borrowed funds	7,498	7,241	6,850
Total interest expense	12,718	12,243	11,471
Net interest income	30,094	31,728	30,255
(Credit) Provision for loan losses	(172)	(522)	281
Net interest income after provision for loan losses	30,266	32,250	29,974

Non-interest income:
Service charges and other fees	750	684	655
Mortgage banking income, net	72	72	999
Gain on sale of securities and other assets	1,388	997	649
Gain (loss) on trading securities	62	(80)	14
Other	1,029	923	743
Total non-interest income	3,301	2,596	3,060
Non-interest expense:
Compensation and benefits	6,841	8,895	9,508
Occupancy and equipment	2,944	2,521	2,750
Federal deposit insurance premiums	551	575	505
Other	3,528	3,240	3,060
Total non-interest expense	13,864	15,231	15,823

Income before taxes	19,703	19,615	17,211
Income tax expense	7,925	7,628	7,177

Net Income	$ 11,778	$ 11,987	$ 10,034

Earnings per Share ("EPS"):
Basic	$ 0.33	$ 0.33	$ 0.28
Diluted	$ 0.33	$ 0.33	$ 0.28

Average common shares outstanding for Diluted EPS	36,053,459	35,971,661	35,889,584

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Reconciliation of Reported and Adjusted Earnings (1):
Net Income	$11,778	$11,987	$10,034
Less: After tax gain on sale of securities	(764)	(547)	-
Add: After-tax expense associated with the prepayment of borrowings	750	-	-
Less: After tax gain on the sale of real estate	-	-	(356)
Less: After tax credit on curtailment of postretirement health benefits	(1,868)	-	-
Adjusted net income	$9,896	$11,440	$9,678

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.33	$0.33	$0.28
Return on Average Assets	1.04%	1.09%	0.97%
Return on Average Stockholders' Equity	10.18%	10.45%	9.12%
Return on Average Tangible Stockholders' Equity	11.33%	11.74%	10.36%
Net Interest Spread	2.59%	2.85%	2.87%
Net Interest Margin	2.80%	3.02%	3.06%
Non-interest Expense to Average Assets	1.23%	1.38%	1.53%
Efficiency Ratio	43.32%	45.59%	48.46%
Effective Tax Rate	40.22%	38.89%	41.70%

Performance Ratios (Based upon "Adjusted Net Income" as calculated above):
EPS (Diluted)	$0.27	$0.32	$0.27
Return on Average Assets	0.88%	1.04%	0.93%
Return on Average Stockholders' Equity	8.56%	9.98%	8.79%
Return on Average Tangible Stockholders' Equity	9.52%	11.21%	9.99%
Net Interest Spread	2.53%	2.46%	2.87%
Net Interest Margin	2.71%	2.64%	3.06%
Non-interest Expense to Average Assets	1.53%	1.38%	1.53%
Efficiency Ratio	51.72%	45.59%	48.46%
Effective Tax Rate	39.23%	38.55%	41.57%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$12.65	$12.47	$12.03
Tangible Book Value Per Share	11.40	11.20	10.64

Average Balance Data:
Average Assets	$4,520,316	$4,403,001	$4,142,607
Average Interest Earning Assets	4,301,804	4,200,047	3,949,297
Average Stockholders' Equity	462,670	458,679	440,287
Average Tangible Stockholders' Equity	415,827	408,350	387,595
Average Loans	4,174,083	4,073,732	3,821,190
Average Deposits	2,750,791	2,634,222	2,530,509

Asset Quality Summary:
Net charge-offs	$84	$83	$6
Non-performing Loans (excluding loans held for sale)	6,399	6,198	12,776
Non-performing Loans/ Total Loans	0.15%	0.15%	0.32%
Nonperforming Assets (2)	$7,453	$7,120	$13,694
Nonperforming Assets/Total Assets	0.16%	0.16%	0.32%
Allowance for Loan Loss/Total Loans	0.43%	0.45%	0.52%
Allowance for Loan Loss/Non-performing Loans	285.00%	298.37%	159.90%
Loans Delinquent 30 to 89 Days at period end	$1,239	$1,429	$470

Consolidated Tangible (Tier 1) Capital to Average Assets at period end (3)	10.81%	11.20%	N/	A

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets (3)	12.43%	12.33%	N/	A
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio") (3)	12.43%	12.33%	N/	A
Total Capital to Risk-Weighted Assets ("Total Capital Ratio") (3)	12.98%	12.89%	N/	A
Tier 1 Capital to Average Assets (3)	9.24%	9.64%	N/	A

(1)  Adjusted earnings is a "non-GAAP" measure.  A reconciliation from the comparable GAAP measure is provided herein.

(2)  Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

(3) The ratio presented as of March 31, 2015 is based upon new regulatory capital measures that became effective on January 1, 2015.  Amount shown as of December 31, 2014 is presented for comparative purposes.  Since these ratios were not effective as of March 31, 2014, comparable measures are not available as of that date, and are thus not presented.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,172,422	$41,788	4.01%	$4,071,822	$42,897	4.21%	$3,819,210	$40,861	4.28%
Other loans	1,661	24	5.78	1,910	25	5.24	1,980	25	5.05
Mortgage-backed securities	23,119	181	3.13	25,660	207	3.23	29,475	248	3.37
Investment securities	18,414	169	3.67	15,870	286	7.21	29,597	70	0.95
Federal funds sold and other short-term investments	86,188	650	3.02	84,785	556	2.62	69,035	522	3.02
Total interest earning assets	4,301,804	$42,812	3.98%	4,200,047	$43,971	4.19%	3,949,297	$41,726	4.23%
Non-interest earning assets	218,512			202,954			193,310
Total assets	$4,520,316			$4,403,001			$4,142,607

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$77,086	$55	0.29%	$76,743	$52	0.27%	$84,965	$59	0.28%
Money Market accounts	1,179,713	1,915	0.66	1,132,049	1,710	0.60	1,052,680	1,315	0.51
Savings accounts	372,308	45	0.05	375,667	47	0.05	377,705	46	0.05
Certificates of deposit	928,039	3,205	1.40	866,055	3,193	1.46	842,130	3,201	1.54
Total interest bearing deposits	2,557,146	5,220	0.83	2,450,514	5,002	0.81	2,357,480	4,621	0.79
Borrowed Funds	1,162,983	7,498	2.61	1,169,742	7,241	2.46	1,051,784	6,850	2.64
Total interest-bearing liabilities	3,720,129	$12,718	1.39%	3,620,256	$12,243	1.34%	3,409,264	$11,471	1.36%
Non-interest bearing checking accounts	193,645			183,708			173,029
Other non-interest-bearing liabilities	143,872			140,358			120,027
Total liabilities	4,057,646			3,944,322			3,702,320
Stockholders' equity	462,670			458,679			440,287
Total liabilities and stockholders' equity	$4,520,316			$4,403,001			$4,142,607
Net interest income		$30,094			$31,728			$30,255
Net interest spread			2.59%			2.85%			2.87%
Net interest-earning assets	$581,675			$579,791			$540,033
Net interest margin			2.80%			3.02%			3.06%
Ratio of interest-earning assets
to interest-bearing liabilities		115.64%			116.02%			115.84%

Deposits (including non-interest bearing
checking accounts)	$2,750,791	$5,220	0.77%	$2,634,222	$5,002	0.75%	$2,530,509	$4,621	0.74%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,299			$3,695			$2,675
Borrowing prepayment costs		$1,362			-			-
Real estate loans (excluding net prepayment and late payment fees)			3.79%			3.85%			4.00%
Interest earning assets (excluding net prepayment and late payment fees)			3.77%			3.84%			3.96%
Borrowings (excluding prepayment costs)	$1,162,983	$6,136	2.14%	$1,169,742	$7,241	2.46%	$1,051,784	$6,850	2.64%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.24%			1.34%			1.36%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs		$ 29,157			$ 28,033			$ 27,580
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			2.71%			2.67%			2.79%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At March 31,	At December 31,	At March 31,
Non-Performing Loans	2015	2014	2014
One- to four-family and cooperative/condominium apartment	$ 1,141	$ 1,310	$ 1,382
Multifamily residential and mixed use residential real estate (1)(2)	537	167	1,271
Mixed use commercial real estate (2)	-	-	4,400
Commercial real estate	4,717	4,717	5,707
Other	4	4	16
Total Non-Performing Loans (3)	$ 6,399	$ 6,198	$ 12,776
Other Non-Performing Assets
Other real estate owned	148	18	18
Pooled bank trust preferred securities (4)	906	904	900
Total Non-Performing Assets	$ 7,453	$ 7,120	$ 13,694

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	603	605	930
Multifamily residential and mixed use residential real estate (1)(2)	721	1,105	1,137
Mixed use commercial real estate (2)	4,400	4,400	-
Commercial real estate	3,475	8,990	16,458
Total Performing TDRs	$ 9,199	$ 15,100	$ 18,525

(1) Includes loans underlying cooperatives.

(2)  While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs, which totaled $5,088 at March 31, 2015, $4,717 at December 31, 2014 and $5,707 at March 31, 2014, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31,	At December 31,	At March 31,
	2015	2014	2014
Total Non-Performing Assets	$ 7,453	$ 7,120	$ 13,694
Loans 90 days or more past due on accrual status (5)	1,711	3,332	2,699
TOTAL PROBLEM ASSETS	$ 9,164	$ 10,452	$ 16,393

Tier One Capital - The Dime Savings Bank of Williamsburgh	$ 416,067	$ 406,910	$ 388,341
Allowance for loan losses	18,237	18,493	20,429
TANGIBLE CAPITAL PLUS RESERVES	$ 434,304	$ 425,403	$ 408,770

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	2.1%	2.5%	4.0%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.